SETTLEMENT AGREEMENT

      SETTLEMENT AGREEMENT, dated as of September 15, 2003, between Dominix, Inc. ("DOMINIX") with an office located at 40 Marquette Drive, Smithtown, New York 11787 and Robert FIERMAN, Esq. ("FIERMAN"), with an office located at 295 Madison Avenue, Suite 3800, New York 10017.

      WHEREAS, FIERMAN provided certain legal services on behalf of Dominix, (the "Services"); and

      WHEREAS, FIERMAN instituted an action in the Civil Court of the City of New York, County of New York, Robert FIERMAN v. Dominix, et al., Docket No.:
29449/02 for the payment of legal fees due and owing, and

      WHEREAS, FIERMAN and DOMINIX have agreed to resolve any and all outstanding claims for legal fees, under the terms and conditions below.

      NOW, THEREFORE, for good and valuable consideration, DOMINIX, and FIERMAN, intending to be legally bound, agree as follows:

      1. DOMINIX shall deliver to FIERMAN in full settlement and satisfaction of all claims against Dominix for legal fees, a total of 10,000 shares of common stock, such shares to contain a restrictive legend and to be issued following the anticipated one-for-two hundred (1-for-200) reverse split of the common stock of DOMINIX.

      2. Upon the delivery of the shares of common stock as set forth above, FIERMAN hereby releases and holds forever harmless DOMINIX its officers, directors, shareholders and agents from any further payments due on the invoices submitted by FIERMAN to or fees claimed from, DOMINIX for any and all Services provided by FIERMAN to DOMINIX to and including September 15, 2003. FIERMAN also agrees to execute a Stipulation of Discontinuance, discontinuing the Dominix Action as against DOMINIX.

      3. Nothing contained herein shall modify or change any prior agreement between the parties. This Agreement shall be construed under the laws of the State of New York. This Agreement may be signed in counterpart.

Executed by the Parties as of the 15th day of September, 2003.

DOMINIX, INC.

/s/ Andrew J. Schenker
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By: Andrew J. Schenker, President

/s/ Robert Fierman
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ROBERT FIERMAN, ESQ.